Exhibit 21.1

List of Subsidiaries

Dominari Securities LLC

Dominari Labs LLC

Dominari Financial Heritage Strategies LLC

Dominari Financial Inc.

Dominari Master SPV LLC

Dominari IM LLC

Dominari Manager LLC

American Ventures LLC

American Ventures IM LLC

American Ventures Manager LLC